UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2013 (August 19, 2013)

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-08439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

40 Pequot Way, Canton, Massachusetts	02021
(Address of Principal Executive Offices)	(Zip Code)

781-302-4200
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective August 19, 2013, Thomas M. Camp ceased to serve as Senior Vice President and General Manager (International) of LoJack Corporation (the “Company”) and as an “executive officer” (as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934) of the Company.
In connection with Mr. Camp's departure from the Company, on August 19, 2013, the Company entered into a letter agreement with Mr. Camp that provides him with (a) the payment of cash severance equal to forty-two (42) weeks of his base salary, (b) the payment of a pro-rated portion of his annual bonus for 2013, if earned, in accordance with the Company's Annual Incentive Plan, (c) payment by the Company of the employer portion of the premium for continued coverage under the Company's group dental and medical insurance plans under COBRA during the severance pay period, (d) outplacement services and (e) tax preparation support for calendar year 2013. In addition, the letter agreement provides for accelerated vesting of one-third of the shares subject to Mr. Camp's February 2011 time-based restricted stock grant and vesting (or forfeiture) of his May 2012 performance share grant in a manner and at such time consistent with the treatment of such performance shares for all other executive officers. All of his other equity grants will be treated in accordance with the Company's 2008 Stock Incentive Plan and the existing award agreements. The letter agreement also includes a general release of claims by Mr. Camp, covenants relating to his continued cooperation with litigation and regulatory matters, and non-competition, non-solicitation and non-disparagement covenants. The non-competition and non-solicitation covenants will be in effect for a period of one year.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LoJack Corporation Registrant
Date: August 23, 2013	By:	/s/ JOSÉ M. OXHOLM
José M. Oxholm
Senior Vice President and General Counsel